CONSENT OF ERNST & YOUNG LLP

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-00000) pertaining to the registration of 600,000 shares of common stock under the NMT Medical, Inc. 2007 Stock Incentive Plan, of our report dated March 9, 2007, with respect to the consolidated financial statements of NMT Medical, Inc., NMT Medical, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NMT Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 9, 2007